EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

We have issued our report dated March 16, 2007, accompanying the consolidated financial statements and schedule of Imperial Industries, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123 (R) “Shared-Based Payment”)  appearing in the Annual Report on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statements of Imperial Industries, Inc. on Form S-8 (File No. 333-136203, effective on July 31, 2006), Form S-8 (File No. 333-136204, effective July 31, 2006) and Form S-8 (File No. 333-51106, effective December 1, 2000).

Grant Thornton LLP

Ft. Lauderdale, Florida

March 30, 2007